FEDDERS CORPORATION
COMPUTATION OF PER SHARE EARNINGS
EXHIBIT 11
For The Years Ended August 31, 1997, 1996 and 1995
(Amounts in thousand except per share data)

                                                       Years Ended
                                                1997        1996        1995
Average number of common and common
 equivalent shares outstanding (1)            40,888      41,997      41,001


Net income                                   $18,764     $31,158     $29,504
Preferred stock dividend                       2,420         151         -

Net income available to
 common stockholders                         16,344      31,007      29,504

Net income per common share                 $  0.40     $  0.74     $  0.72

Fully diluted:
  Average number of common and common
   equivalent shares outstanding (1)         40,888     41,997      41,001
  Additional average number of class A
   shares assuming the conversion of
   preferred stock (2)                        6,959        529         -
  Average common and common equivalent
   shares outstanding                         47,847     42,526      41,001

Net income                                    $18,764    $31,158     $29,504

Interest related to the 8.5% convertible
 subordinated debentures due 2012
 net of applicable taxes and tax credits (3)      -           63         -

Net income applicable to common
 stockholders assuming full dilution          $18,764    $31,221     $29,504

Net income per common share assuming
 full dilution                                $  0.39    $  0.73     $  0.72

Fully diluted income per share
 excluding anti-dilutive effect of
 conversion of debentures                     $  0.39    $  0.73     $  0.72



(1) Average number of common and common stock equivalents outstanding have been restated to reflectClass A Stock dividend distributed in September 1994 and June 1995.

(2) Average number of shares included in fully diluted calculation for fiscal year 1996 are for the period August 13 through August 31, 1996.

(3) In August 1997, the Company satisfied its obligation on the 8.5% convertible subordinated debentures due 2012 which were convertible into the Company's Preferred Stock (see Note 5 of the Notes to the
 Consolidated Financial Statements).


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